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                                                                   Exhibit 10.31


================================================================================

                                    GUARANTY


                                       by


                                    RTM, INC.
                            RTM HOLDING COMPANY, INC.
                               RTM PARTNERS, INC.
                              RTM OPERATING COMPANY
                             RTM MANAGEMENT CO., LLC


                                   in favor of


                         ARBY'S, INC., ARBY'S RESTAURANT
                            DEVELOPMENT CORPORATION,
                       ARBY'S RESTAURANT HOLDING COMPANY,
                      ARBY'S RESTAURANT OPERATIONS COMPANY
                           AND TRIARC COMPANIES, INC.







                     ---------------------------------------

                             Dated as of May 5, 1997

                     ---------------------------------------





================================================================================



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                                TABLE OF CONTENTS


                                                                                    Page
                                                                                    ----

1.    Definitions ................................................................    2

2.    The Guaranty ...............................................................    5
      2.1    Guaranty by RTM, Parent, Holdco,
             RTM Management and Newco One ........................................    5
      2.2    Guaranty by RTM, Parent Holdco, and RTM Management ..................    5
      2.3    Guaranty by RTM, Parent, Holdco, RTM
             Management and Newco One ............................................    5
      2.4    Guaranty by RTM, Holdco, RTM Management and Newco One ...............    6
      2.5    Guaranty by RTM, Parent, Holdco and Newco One .......................    6
      2.6    Guaranty by Parent, Holdco, RTM Management and Newco One ............    6
      2.7    Guaranty by RTM Management ..........................................    6
      2.8    Guaranteed Obligations ..............................................    7

3.    Liability of the Guarantor .................................................    7
      3.1    Guaranty of Payment .................................................    7
      3.2    Continuing Guaranty .................................................    7
      3.3    Absolute and Unconditional Guaranty .................................    7

4.    Waivers of Notices and Defenses ............................................    9

5.    Bankruptcy and Related Matters .............................................   10
      5.1    No Proceedings Against RTM, Parent, Holdco, RTM Management, Newco One
             or Newco Two ........................................................   10
      5.2    Guarantors Remain Obligated .........................................   10
      5.3    Stay of Acceleration ................................................   10
      5.4    Post-Petition Interest ..............................................   11
      5.5    Reinstatement of Guaranty ...........................................   11
      5.6    Limitation of Guarantor's Liability .................................   11

6.    No Subrogation .............................................................   11

7.    Subordination of Other Obligations .........................................   12

8.    Setoff; Security Arrangements ..............................................   12
      8.1    Setoff ..............................................................   12
      8.2    Security Arrangements ...............................................   13
      8.3    RTM Fee1 ............................................................   14

9.    Taxes ......................................................................   14
      9.1    Payments Free of Taxes ..............................................   14
      9.2    Payment of Taxes Withheld ...........................................   14
      9.3    Indemnification .....................................................   14





                                       i

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




                                                                                    Page
                                                                                    ----

10.   Representations and Warranties .............................................   15
      10.1   Existence and Power .................................................   15
      10.2   Authorization; No Contravention .....................................   15
      10.3   Binding Obligation ..................................................   15
      10.4   Not an Investment Company or Holding Company ........................   16
      10.5   Relationship of RTM to Parent, Holdco Newco One or Newco Two ........   16
      10.6   Financial Condition .................................................   16
      10.7   Net Worth ...........................................................   16

11.   Covenants ..................................................................   17
      11.1   Financial Condition of RTM, Parent, Holdco, RTM Management, Newco One
             or Newco Two ........................................................   17
      11.2   Financial Statements and Other Reports ..............................   17
      11.3   Maintenance of Consolidated Net Worth ...............................   18
      11.4   Notice of Events ....................................................   18
      11.5   Management Agreements ...............................................   19
      11.6   Board Member ........................................................   19
      11.7   Dividends and Distributions .........................................   19
      11.8   Mergers or Sales ....................................................   19
      11.9   Development of New Restaurants.......................................   19

12.   Events of Default ..........................................................   20
      12.1   Default in Transaction Documents; Other Defaults ....................   20
      12.2   Default in Other Agreements .........................................   20
      12.3   Involuntary Bankruptcy; Appointment of Custodian, Etc ...............   21
      12.4   Voluntary Bankruptcy; Appointment of Custodian, Etc .................   21
      12.5   Judgments and Attachments ...........................................   21
      12.6   Dissolution .........................................................   22
      12.7   Business Interruption ...............................................   22
      12.8   Change of Control ...................................................   22

13.   Miscellaneous ..............................................................   23
      13.1   Survival of Warranties ..............................................   23
      13.2   Notices .............................................................   23
      13.3   No Waivers ..........................................................   23
      13.4   Expenses ............................................................   23
      13.5   Amendments and Waivers ..............................................   24
      13.6   Successors and Assigns; No Third Party Beneficiaries ................   24
      13.7   APPLICABLE LAW ......................................................   24
      13.8   JURISDICTION ........................................................   24
      13.9   Severability ........................................................   25
      13.10  Interpretation ......................................................   25
      13.11  Further Assurances ..................................................   25



                                       ii

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











                                    GUARANTY

               GUARANTY, dated as of May 5, 1997, by RTM, Inc., a Georgia corporation ("RTM"), RTM Holding Company, Inc., a Georgia subchapter S corporation ("Parent"), RTM Partners, Inc., a Georgia corporation ("Holdco"), RTM Management Co., LLC, a Georgia limited liability company ("RTM Management") and RTM Operating Company, a Delaware corporation ("Newco One") (collectively, the "Guarantors") in favor of Arby's, Inc., a Delaware corporation ("Arby's"), Arby's Restaurant Development Corporation, a Delaware corporation ("ARDC"), Arby's Restaurant Holding Company, a Delaware corporation ("ARHC"), Arby's Restaurant Operations Company, a Delaware corporation ("AROC," and, together with ARDC and ARHC, the "Sellers") and Triarc Companies, Inc., a Delaware corporation ("Triarc," and, together with the Sellers, the "Beneficiaries").

                                 R E C I T A L S

               A. Pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of February 13, 1997, among Holdco, the Sellers and RTM, the Sellers have agreed to sell to Holdco, and Holdco has agreed to acquire from Sellers, all of the issued and outstanding shares of common stock, par value $1.00 per share of Newco One, (the "Newco One Shares"), and all of the issued and outstanding shares of common stock, par value $1.00 per share of Triarc Restaurants Disposition 2, Inc., a Delaware corporation ("Newco Two") (the "Newco Two Shares" and, together with Newco One Shares, the "Shares"), on the terms and conditions set forth therein (the "Sale").

               B. The Sellers have required, as a condition precedent to their obligation to consummate the Sale under the Stock Purchase Agreement, that the Guarantors execute and deliver this Guaranty. The Sellers would not sell the Shares to Holdco but for the execution and delivery of this Guaranty by each of the Guarantors.

               C. In furtherance of the business purposes of each of the Guarantors, each of the Guarantors desires to irrevocably and unconditionally guarantee all of the Guaranteed Obligations (as hereafter defined).

               D. Affiliates of RTM (the "Principals") are the direct owners of all of the outstanding stock of Parent and all of the membership (equity) interests in RTM Management. Upon consummation of the Sale, Holdco will be the direct owner of all of the capital stock of Newco One and Newco Two.

               NOW, THEREFORE, based upon the foregoing, and in order to induce the Beneficiaries to enter into the Stock Purchase Agreement and to sell the Shares to Holdco, the Guarantors hereby agree as follows:



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                                                                               2



               1. Definitions. Capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to them in the Stock Purchase Agreement. As used in this Guaranty, the following terms have the following meanings unless the context otherwise requires:

               "Assets" means (A) except for those Assets that are (a) subject to security interests in favor of FFCA pursuant to any FFCA Loan Agreement, or
(b) related to the Restaurants identified as Unit Nos. 897, 1452 and 1453 on
Schedule 1 to this Guaranty, all of Newco One's right, title and interest in and to the restaurants listed on Schedule 1 to this Guaranty and any other restaurants hereafter owned or leased by Newco One (the "Restaurants"), all of the assets of any kind, tangible or intangible, located at the Restaurants that are now or hereafter used by Newco One in the operation of the Restaurants or associated therewith, whether owned or leased by Newco One, including, without limitation, the following: (i) all of Newco One's right, title, and interest in and to the leases of land and buildings or land, buildings and equipment, including without limitation, the leases that are listed on Schedule 2 to this Guaranty (the "Restaurant Leases"); (ii) all security deposits under leases relating to the Assets and all utility deposits and any other prepaid amounts (other than tax-related deposits) ("Security Deposits"); (iii) all leasehold improvements ("Leasehold Improvements") owned by Newco One with respect to leased Restaurants (if not included in the Restaurant Leases); (iv) all furniture, fixtures, equipment and personal property, including, without limitation, cash registers (to the extent not included under the Term Lease Master Agreement, dated December 27, 1994, between Arby's and IBM Credit Corporation and each of the leases entered into in accordance therewith (the "POS Agreements")), owned or leased by Newco One and used in the business of and located at the Restaurants (the "FF&E"); (v) all rights of Newco One under all equipment leases including, without limitation, those listed on Schedule 2 to this Guaranty (the "Equipment Leases); (vi) all of Newco One's right, title and interest in and to those certain tracts or parcels of land, together with improvements located thereon, owned by Newco One, including, without limitation, those listed on Schedule 3 to this Guaranty; (vii) all of Newco One's right, title and interest in and to all of the Contracts to which Newco One is now or hereafter a party, or shall have assumed, including, without limitation, the Licenses; (viii) all of Newco One's rights under the POS Agreements, including, without limitation, the right to use the software described therein; (ix) all of Newco One's rights under the Master Lease, dated February , 1994 between Arby's and International Leasing Corporation and all equipment schedules thereto (the "ILC Agreement"); (x) all merchandise inventory of food, beverages and other consumables, paper and supplies, as well as uniforms and promotional items located or otherwise used at the Restaurants (the "Inventory"); (xi) the sum of all amounts maintained as petty cash at the Restaurants (the "Petty Cash"); and
(xii) all personal property owned or leased by Newco One and utilized by the area managers or directors of operations in connection with the ownership and/or operation of the Restaurants; in all cases whether now owned or hereafter acquired and (B) all rights of RTM Management under the Management Agreements, including without limitation, all



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                                                                               3


rights to receive the RTM Fees and all rights of Newco One and Newco Two under the Management Agreements.

               "Bankruptcy Code" means the Bankruptcy Code of 1978, as amended.

               "Change of Control" means, with respect to any Guarantor, (i) the sale, lease or transfer of all or substantially all of the Guarantor's assets to any other person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (ii) the liquidation or dissolution of the Guarantor, or (iii) the acquisition by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of a direct or indirect majority in interest (more than 50%) of the aggregate voting power of the Guarantor by way of merger or consolidation or otherwise, provided, however, that no "Change of Control," as herein defined, shall be deemed to have occurred as the result of (a) the merger of any two or more of the Guarantors and/or, unless prohibited by any provision of the FFCA Loan Agreements that is not waived, Newco Two, (b) the transfer of shares of Parent, among the Principals, interesse, (c) a transfer of shares of Holdco by the Parent to the Principals (or, if following such a transfer, the transfer of shares of Holdco among the Principals), or (d) a public offering of shares of common stock of any of the Guarantors if (i) following such public offering, the Principals, collectively, and the Parent and/or Holdco (in the case of a public offering of common stock of Newco One or Newco Two) continue to be controlling Affiliates, or the controlling Affiliate, of the entity the shares of which are the subject of such public offering and (ii) if such public offering occurs following the exercise by Sellers of their options under the Option Agreements and each Seller has been accorded the opportunity to participate on a pro rata basis as a seller in such public offering (other than where the issuer is RTM Management, Parent or RTM as long as there is no breach of the provisions of
Section 15 of the Option Agreement).

               "Contracts" means each material contract or any other material agreement to which Newco One is a party, as the same may from time to time be amended, supplemented or otherwise modified, and including, without limitation,
(a) all rights of Newco One to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of Newco One to damages arising out of, or for, breach or default in respect thereof and (c) all rights of Newco One to perform and to exercise all remedies thereunder.

               "Event of Default" has the meaning ascribed to such term in
Section 12.

               "FFCA" means FFCA Acquisition Corporation and FFCA Mortgage Corporation.

               "FFCA Loan Agreements" means, collectively, the Amended and Restated Loan Agreement dated as of October 13, 1995 by and between FFCA Acquisition Corporation (n/k/a FFCA Mortgage Corporation) ("FFCA Acquisition") and ARDC, the Loan Agreement dated as of October 13, 1995 by and between FFCA Acquisition and ARHC, the Loan Agreement dated as of September 5, 1996 by and



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                                                                               4


between FFCA Acquisition and ARHC, each as amended and supplemented, and each of the promissory notes issued thereunder, other than the Excluded FFCA Liabilities, and each of the documents and agreements entered into in connection therewith.

               "Guaranteed Obligations" has the meaning ascribed to such term in
Section 2.

               "Guaranty" means this Guaranty, as it may be amended, supplemented or otherwise modified from time to time.

               "Licenses" means collectively, (i) new Arby's license agreements, in the form of the "1002-080188-40 LA" license (the "Arby's Licenses"), to be executed and delivered by Arby's and Newco One, which shall remain in effect until such time as a new license agreement reasonably acceptable to RTM Partners, Inc. (the "New Arby's License") becomes effective under applicable franchise laws, and thereafter, upon execution and delivery thereof, such New Arby's Licenses, and (ii) the new T.J. Cinnamons, ZuZu and P.T. Noodle's license agreements (the "Multi-Brand Licenses"), between Newco One and Arby's which shall remain in effect until such time as a new license agreement reasonably acceptable to RTM Partners, Inc. (also a "New Arby's License") becomes effective under applicable franchise laws, and thereafter, upon execution and delivery thereof, such New Arby's License and all New Arby's Licenses and Multi-Brand Licenses issued for each of the Restaurants.

               "Management Agreements" means the Management Agreement, dated as of the date hereof between RTM Management and Newco One and the Management Agreement dated as of the date hereof, between RTM Management and Newco Two.

               "RTM Fees" means the fee of 5% of net sales of Newco One and Newco Two to be paid by Newco One and Newco Two to RTM Management to cover RTM Management's expenses for corporate overhead attributable to Newco One and/or Newco Two pursuant to the Management Agreements.

               "Security Documents" means the (i) the Pledge Agreement, dated as of the date hereof, among Holdco and the Beneficiaries, (ii) the Security Agreements, each dated as of the date hereof, (a) between RTM Management and the Beneficiaries and (b) between Newco One and the Beneficiaries, and (iii) any and all other documents, instruments and agreements contemplated by, or now or hereafter delivered in connection with any of the foregoing, including any extensions, modifications, substitutions, amendments and renewals thereof.

               "Transaction Documents" means the Stock Purchase Agreement, the Notes, this Guaranty, the Security Documents, the Debt Documents, the Assumption Agreements and any and all other documents, instruments and agreements contemplated by, or now or hereafter delivered in connection with any of the foregoing including any



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

                                                                               5


extensions, modifications, substitutions, amendments and renewals thereof, but not including the Licenses or any Market Development Agreements.

               "UCC" means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

               2. The Guaranty.

                      2.1. Guaranty by RTM, Parent, Holdco, RTM Management and Newco One. Each of RTM, Parent, Holdco, RTM Management and Newco One, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all reasonable fees, disbursements and other charges of counsel actually incurred by each of the Beneficiaries), payable by Newco Two pursuant to or arising under, out of or in connection with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, including, without limitation, the payment of the Assumed Liabilities.

                      2.2. Guaranty by RTM, Parent Holdco, and RTM Management. Each of RTM, Parent, Holdco, and RTM Management, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all reasonable fees, disbursements and other charges of counsel actually incurred by each of the Beneficiaries), payable by Newco One pursuant to or arising under, out of or in connection with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, including, without limitation, the payment of the Assumed Liabilities.

                      2.3. Guaranty by RTM, Parent, Holdco, RTM Management and Newco One. Each of RTM, Parent, Holdco, RTM Management and Newco One, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all reasonable fees, disbursements and other charges of counsel actually incurred by each of the Beneficiaries), payable by Holdco pursuant to or arising under, out of or in connection



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                                                                               6


with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred.

                      2.4. Guaranty by RTM, Holdco, RTM Management and Newco One. Each of RTM, Holdco, RTM Management and Newco One, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all reasonable fees, disbursements and other charges of counsel actually incurred by each of the Beneficiaries), payable by Parent pursuant to or arising under, out of or in connection with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred.

                      2.5. Guaranty by RTM, Parent, Holdco and Newco One. Each of RTM, Parent, Holdco and Newco One, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all reasonable fees, disbursements and other charges of counsel actually incurred by each of the Beneficiaries), payable by RTM Management pursuant to or arising under, out of or in connection with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred.

                      2.6. Guaranty by Parent, Holdco, RTM Management and Newco One. Each of Parent, Holdco, RTM Management and Newco One, jointly and severally, hereby irrevocably guaranties the due and punctual payment in full when due (whether at stated maturity, upon acceleration, demand or otherwise, including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, or any successor provision), of any and all sums, whether of principal, interest (including any interest payable subsequent to a default), fees, expenses, indemnities and other amounts (including all fees, disbursements and other charges of counsel to each of the Beneficiaries), payable by RTM pursuant to or arising under, out of or in connection with the Transaction Documents (other than the Notes), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred.

                      2.7. Guaranty by RTM Management. RTM Management hereby irrevocably guarantees the due and punctual payment in full of the principal of, and interest upon, the Notes when they become due upon the stated maturity date thereof or by acceleration or otherwise.



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                                                                               7



                      2.8. Guaranteed Obligations. The obligations to pay all such sums and perform all such payment terms and provisions set forth in this
Section 2 are hereafter collectively referred to as the "Guaranteed Obligations." The Guarantors acknowledge that there are no conditions whatsoever to the effectiveness of this Guaranty.

               3. Liability of the Guarantors. Each of the Guarantors agrees that its obligations hereunder are irrevocable, continuing, absolute, independent and unconditional and shall not be affected by any circumstance whatsoever (other than the indefeasible payment in full and the complete performance of the Guaranteed Obligations) which may constitute a defense or a legal or equitable discharge (whether in whole or in part) of a guarantor or surety, whether foreseen or unforeseen and whether similar or dissimilar to any circumstance described in this Guaranty. In furtherance of the foregoing and without limiting the generality thereof, each of the Guarantors agrees as follows:

                      3.1. Guaranty of Payment. This Guaranty is a guaranty of payment and performance of payment obligations, and not of collection only. Each Guarantor waives any requirement that the Beneficiaries, as a condition of payment by such Guarantor, (i) proceed against RTM, Parent, Holdco, RTM Management or Newco One, as the case may be, any other guarantor of the Guaranteed Obligations or any other person, (ii) proceed against or exhaust any security received from RTM, Parent, Holdco, RTM Management or Newco One, as the case may be, any other guarantor of the Guaranteed Obligations or any other person, or (iii) pursue any other remedy whatsoever in the power of the Beneficiaries. Each of the Guarantees set forth in this Section 2 shall be, and be deemed to be, an agreement by the Guarantors identified therein to exonerate, and to hold and save harmless, the Beneficiaries, and each of them, of, from and against all obligations or liabilities for payment of the Guaranteed Obligations.

                      3.2. Continuing Guaranty. This Guaranty shall remain in full force and effect until all of the Guaranteed Obligations have been completely performed and indefeasibly paid in full, notwithstanding that from time to time prior thereto RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, may be free from any of the Guaranteed Obligations. A Guarantor's payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Guarantor's liability for any portion of the Guaranteed Obligations that has not been completely performed or indefeasibly paid in full.

                      3.3. Absolute and Unconditional Guaranty. This Guaranty and the obligations of the Guarantors hereunder are not subject to any reduction, limitation, impairment, discharge or termination for any reason (other than the complete performance of payment obligations and the indefeasible payment in full of the Guaranteed Obligations), including, without limitation, the occurrence of any one or more of the following, whether or not such Guarantors shall have had notice or knowledge of any of them:




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                                                                               8



                                    (i) any change in the manner, place or terms
of payment (including the currency thereof) of any of the Guaranteed
Obligations;

                                    (ii) any settlement, compromise, release or
discharge of, or acceptance or refusal of any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto or any subordination of the payment of the Guaranteed Obligations to the payment of any other obligations;

                                    (iii) any rescission, waiver, extension,
renewal, alteration, amendment or modification of, or any consent to departure from, any of the terms or provisions of the Guaranteed Obligations or any agreement relating thereto, or any other guaranties or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms thereof;

                                    (iv) the Guaranteed Obligations, this
Guaranty or any other agreement relating thereto at any time being found to be illegal, invalid or unenforceable in any respect or the existence or invocation of any provision of applicable law or regulation purporting to prohibit the payment by RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, of any of the Guaranteed Obligations;

                                    (v) any request or acceptance of other
guaranties of the Guaranteed Obligations or the taking and holding of any security for the payment of the Guaranteed Obligations, this Guaranty, or any other guaranty of the Guaranteed Obligations or any release, impairment, surrender, exchange, substitution, compromise, settlement, rescission or subordination thereof;

                                    (vi) any failure to perfect or continue
perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; or any enforcement and application of any security now or hereafter held by the Beneficiaries in respect of this Guaranty or the Guaranteed Obligations and any direction of the order or manner of sale thereof, or the exercise of any other right or remedy that the Beneficiaries may have with respect to any such security, as the Beneficiaries in their sole discretion may determine, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales;

                                    (vii) any failure or omission to exercise,
assert or enforce, or any agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranties of or any security for the payment of the Guaranteed Obligations;

                                    (viii) any change in or reorganization of
the corporate structure of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two or any





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                                                                               9



of their subsidiaries or any dissolution, termination, consolidation or merger or sale or other disposition, whether or not for fair consideration, of all or substantially all of the assets of any of the foregoing or any consent by each of the Beneficiaries thereto or to any restructuring of the Guaranteed Obligations;

                                    (ix) the election by the Beneficiaries in
any proceeding instituted under the Bankruptcy Code of the application of
Section 1111(b)(2) of the Bankruptcy Code; any borrowing or grant of a security interest by RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as debtor-in-possession, under Section 364 of the Bankruptcy Code; or the disallowance under Section 502 of the Bankruptcy Code of all or any portion of the claims of the Beneficiaries for repayment of the Guaranteed Obligations; or

                                    (x) any other act or thing or omission, or
delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

               4. Waivers of Notices and Defenses. Each of the Guarantors hereby waives, for the benefit of the Beneficiaries:

                                    (i) any defense arising by reason of the
incapacity, lack of authority or any disability of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be;

                                    (ii) any notice of the creation, renewal,
extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Beneficiaries upon this Guaranty or acceptance of this Guaranty (the Guaranteed Obligations and all dealings between RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, and the Guarantor, on the one hand, and the Beneficiaries, on the other hand, being conclusively deemed to have been created, incurred or conducted in reliance upon this Guaranty);

                                    (iii) any setoff or counterclaim (other than
a setoff or counterclaim that is acknowledged by the Beneficiaries, or judicially determined by a court of competent jurisdiction, not subject to further appeal, to be valid) any demand for performance, notice of nonperformance, diligence, presentment, protest, notice of protest, notice of dishonor, notice of defaults under the Stock Purchase Agreement or any other Transaction Document, notice of any amendment, renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notice that any portion of the Guaranteed Obligations is due, notice of any collection proceedings, and notice of any other fact which might increase the risk of any Guarantor;

                                    (iv) any defense based upon any statute or
rule of law that provides that the obligation of a surety cannot be larger in amount or in other respects more burdensome than that of the principal;




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                                                                              10



                                    (v) any benefit of, or any right to
participate in, or any notices of exchange, sale, surrender or other handling of, any security or collateral given to the Beneficiaries to secure payment or performance of the Guaranteed Obligations or any other liability of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, to any of the Beneficiaries; and

                                    (vi) to the fullest extent permitted by law,
any other defenses or benefits that may be derived from or afforded by law which limit the liability of, or exonerate, guarantors or sureties, or which may conflict with the terms of this Guaranty, including, without limitation, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury.

               5. Bankruptcy and Related Matters.

                      5.1. No Proceedings Against RTM, Parent, Holdco, RTM Management, Newco One or Newco Two. So long as any of the Guaranteed Obligations remain outstanding, the Guarantors shall not, without the prior written consent of each of the Beneficiaries, commence or join with any other person in commencing any bankruptcy, liquidation, reorganization or insolvency proceedings of, or against, RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be.

                      5.2. Guarantors Remain Obligated. The obligations of the Guarantors under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshaling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of RTM, Parent, Holdco, Management, Newco One or Newco Two, as the case may be, or similar proceedings or actions or by any defense which RTM, Parent, Holdco, Management, Newco One or Newco Two, as the case may be, may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, each of the Guarantors' liability shall extend to all amounts and obligations that constitute the Guaranteed Obligations and would be owed by RTM, Parent, Holdco, Management, Newco One or Newco Two, as the case may be, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

                      5.3. Stay of Acceleration. Each of the Guarantors agrees that, notwithstanding anything to the contrary herein, if, after the occurrence and during the continuance of an Event of Default, the Beneficiaries are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Guaranteed Obligations, to collect interest on the Guaranteed Obligations or to enforce or exercise any other right or remedy with respect to the Guaranteed Obligations, or the Beneficiaries are prevented from taking any action to realize on any security or collateral or are prevented from collecting any of the Guaranteed Obligations, such Guarantor shall pay to the Beneficiaries upon demand therefor the amount that would otherwise have been due



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                                                                              11



and payable had such rights and remedies been permitted to be exercised by the Beneficiaries.

                      5.4. Post-Petition Interest. Pursuant to, and without limiting, the foregoing, each of the Guarantors acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any proceeding or action referred to in Section 5.2 (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding or action, such interest as would have accrued on such portion of the Guaranteed Obligations if said proceedings or actions had not been commenced) shall be included in the Guaranteed Obligations, it being the intention of each of the Guarantors and the Beneficiaries that the Guaranteed Obligations which are guarantied by the Guarantors pursuant to this Guaranty shall be determined without regard to any rule of law or order which may relieve RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Beneficiaries, or allow the claim of the Beneficiaries, in respect of, any such interest accruing after the date on which such proceeding is commenced.

                      5.5. Reinstatement of Guaranty. Notwithstanding anything to the contrary contained herein, in the event that all or any portion of the Guaranteed Obligations are paid by RTM, Parent, Holdco, RTM Management or Newco One, as the case may be, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, if all or any part of such payment(s) are rescinded or recovered, directly or indirectly, from the Beneficiaries as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes under this Guaranty.

                      5.6. Limitation of Guarantor's Liability. Each Guarantor and by its acceptance hereof each of the Beneficiaries hereby confirms that it is the intention of all parties hereto that the guarantee by such Guarantor pursuant to this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, each of the Beneficiaries and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under this Guaranty shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Guaranty, result in the obligations of such Guarantor under this Guaranty not constituting such fraudulent transfer or conveyance.

               6. No Subrogation. Notwithstanding any payment or payments made by the Guarantors hereunder, or any set-off or application of funds of the Guarantors by


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                                                                              12


the Beneficiaries, the Guarantors hereby irrevocably waive any claim or other rights that they may now or hereafter acquire against RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Guarantors' obligations under this Guaranty or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Beneficiaries against RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, or any other insider guarantor or any collateral security, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to any Guarantor in violation of the preceding sentence, such amount shall be held by such Guarantor in trust for the Beneficiaries, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Beneficiaries in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Beneficiaries, if so requested by the Beneficiaries), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as the Beneficiaries may determine.

               7. Subordination of Other Obligations. Each of the Guarantors hereby agrees that any indebtedness of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, now or hereafter held by the Guarantors, other than indebtedness for borrowed money, is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, to the Guarantors collected or received by the Guarantors after an Event of Default has occurred and is continuing shall be held in trust for the Beneficiaries and shall forthwith be paid over to the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, without in any way affecting, impairing or limiting the liability of the Guarantors under this Guaranty.

               8. Setoff; Security Arrangements.

                      8.1. Setoff. In addition to any rights and remedies of the Beneficiaries provided by law or otherwise, upon the occurrence of a default and acceleration of the obligations owing in connection with the Transaction Documents, each Beneficiary shall have the right, without prior notice to the Guarantors any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any amounts due under the Transaction Documents, whether matured or unmatured, of each of the Guarantors to such or any other Beneficiary, and other amounts owing from such Beneficiary to such Guarantor, whether matured or unmatured, at, or at any time after, the happening of any of the above-mentioned events, and such right of set-off may be exercised by such Beneficiary against such Guarantor or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment of attachment creditor of such Guarantor, or against anyone else claiming through or against such Guarantor or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Beneficiary prior to the making, filing or issuance, or service upon such Beneficiary of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Beneficiary agrees promptly to notify the Guarantors after any such set-off and application made by such Beneficiary, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                      8.2. Security Arrangements. Holdco has given the Beneficiaries a pledge of the stock of Newco One and Newco Two, Parent has given the Beneficiaries a pledge of stock of Holdco, RTM Management has granted to the Beneficiaries security interests in the RTM Fees and Newco One has granted to the Beneficiaries security interests in the Assets, in each case as collateral security for the Guaranteed Obligations and such other obligations as are specified in the Security Documents. Holdco, Parent, RTM Management and Newco One will take all actions necessary or desirable, including the execution and delivery of all agreements, mortgages, indentures, trust deeds and other documents evidencing liens on real property and interests therein (collectively, "Real Property Lien Documents"), assignments, documents and instruments and the filing of appropriate financing statements and Real Property Lien Documents under the provisions of the UCC or applicable governmental requirements in each of the offices where such filings are necessary or appropriate, to grant the Beneficiaries a duly perfected lien on the stock of Newco One and/or Newco Two and/or the stock of Holdco and/or the Assets and/or the RTM Fees, as the case may be, pursuant to the Security Documents. Holdco has pledged all of the capital stock of Newco One and Newco Two as collateral security for the Guaranteed Obligations and such other obligations as are specified in the Security Documents. Holdco has delivered on the date hereof stock certificates representing all of the issued and outstanding shares of capital stock of Newco One and Newco Two accompanied by stock powers duly executed by Holdco in blank with signatures guaranteed. Parent has pledged all the capital stock of Holdco as collateral security for the Guarantied Obligations and such other obligations as are specified in the Security Documents. Parent has delivered on the date hereof stock certificates representing all of the issued and outstanding shares of capital stock of Holdco accompanied by stock powers duly executed by Parent in blank with signatures guaranteed. Reference is hereby made to Schedule 8.2 for the material terms of the Security Documents, which shall also have such other and further terms and provisions as are normally included in similar Security Documents and are mutually agreed upon by the parties.





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                                                                              14






                      8.3. RTM Fees. Parent, Holdco, RTM Management, Newco One and Newco Two, and each of them, hereby agree that upon the occurrence and continuance of an Event of Default, Newco One and Newco Two shall pay the RTM Fees to the Beneficiaries, instead of to RTM Management, which shall be relieved of any obligation to perform services under the Management Agreements so long as the RTM Fees are being paid to the Beneficiaries. The Beneficiaries shall have the right (but not the obligation) to use the RTM Fees to provide (or cause to be provided) all services which RTM Management would otherwise be required to provide and to pay amounts then due under the Transaction Documents. Any amounts received by the Beneficiaries in excess of amounts used to provide such services (or cause them to be provided) or to pay amounts then due under the Transaction Documents, shall be held in escrow by the Beneficiaries in an interest bearing account and shall be returned to RTM Management together with all accrued interest thereon when all Events of Default have been remedied or waived by Triarc Companies, Inc. or, if earlier, when all Guaranteed Obligations have been satisfied.

               9. Taxes.

                      9.1. Payments Free of Taxes. All payments hereunder (including, without limitation, payments on account of principal, interest and fees) shall be made by the Guarantors free and clear of, and without deduction for, or on account of, any present or future tax, duty, levy, impost, fee, assessment or other charge of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, together with any interest, additions to tax or interest, and penalties or other liabilities with respect thereto, but excluding therefrom in the case of each Beneficiary, taxes imposed on or measured by the overall net income of such Beneficiary (all such tax or taxes, other than such excluded tax or taxes, being referred to herein as a "Tax" or "Taxes"). If any of the Guarantors is required by law to make any deduction or withholding of any Taxes from any payment due hereunder, then the amount payable will be increased as may be necessary so that, after making all required deductions and taking account of any Taxes and excluded taxes imposed on such increased amount the Beneficiaries receive an amount equal to the sum it would have received had no such deduction or withholding been required.

                      9.2. Payment of Taxes Withheld. If any of the Guarantors makes any payment hereunder in respect of which it is required by law to make any deduction or withholding of any Taxes or excluded taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Beneficiary within 30 days after it has made such payment to the applicable authority a receipt issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

                      9.3. Indemnification. Without prejudice to the provisions of Section 9.1, if any Beneficiary is required by law to make any payment on account of Taxes on or in relation to any sum received or receivable hereunder by such Beneficiary



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

                                                                              15


or any liability for Tax in respect of any such payment is imposed, levied or assessed against such Beneficiary, the Guarantors will promptly indemnify the Beneficiaries against such Tax payment or liability, together with any interest, penalties and expenses (including counsel fees, disbursements and other charges) payable or incurred in connection therewith, including any Tax or excluded tax or taxes on the Beneficiaries arising by virtue of payments under this Section 9.3, computed in a manner consistent with Section 9.1. A certificate as to the amount of such payment by any Beneficiary, absent manifest error, shall be final, conclusive and binding upon all parties hereto for all purposes.

               10. Representations and Warranties. Each of the Guarantors, jointly and severally, hereby represents and warrants to the Beneficiaries that the following statements are true and correct:

                      10.1. Existence and Power. Each of RTM, Parent, Holdco and Newco One is a is a corporation, and RTM Management is a limited liability company. Each of them is duly organized, validly existing and in good standing under the laws of its state of organization; has all necessary power and all material governmental licenses, authorizations, consents and approvals required to own its property and to carry on its business as now conducted and is qualified to do business in all jurisdictions in which such qualification is necessary.

                      10.2. Authorization; No Contravention. The execution, delivery and performance by such Guarantor of this Guaranty and each other Transaction Document to which it is a party, are within such Guarantor's power under its governance documents, have been duly authorized by all necessary corporate or membership action, require no action by or in respect of, filing with or notice to, any governmental authority (other than a filing pursuant to the HSR Act) and do not contravene, or constitute a default under, or require the consent of any creditor, stockholder or other person under, any provision of applicable law or regulation or of the certificate of incorporation, by-laws or other governance documents of such Guarantor or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Guarantor or its subsidiaries or to which any of their respective assets are subject, or result in the creation or imposition of any lien on any asset of such Guarantor or any of its subsidiaries.

                      10.3. Binding Obligation. This Guaranty and each other Transaction Document to which such Guarantor is a party has been duly and validly executed and delivered by such Guarantor and constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by equitable principles relating to the availability of equitable remedies.



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                                                                              16





                      10.4. Not an Investment Company or Holding Company. Such Guarantor is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                      10.5. Relationship of RTM to Parent, Holdco Newco One or Newco Two. The Principals are the controlling persons of RTM, and the Principals are the direct owners of all of the capital stock of Parent (which owns all of the capital stock of Holdco) and of all of the membership interests in RTM Management; the agreement of the Sellers to sell the Shares to Holdco is of substantial and material benefit to RTM and RTM Management, each of which will receive substantial management fees following the sale of the shares to Holdco; RTM and RTM Management induced the Sellers to enter into, and the Sellers would not have entered into, the agreement to sell the Shares to Holdco without issuance of the Notes and execution of this Guaranty by RTM and RTM Management; and RTM and RTM Management have each reviewed and approved copies of the Stock Purchase Agreement and all other Transaction Documents and each is fully informed of the remedies the Beneficiaries may pursue upon the occurrence of a default under any of the Transaction Documents.

                      10.6. Financial Condition. The audited consolidated balance sheets of RTM and its subsidiaries as at May 26, 1996 (the "May 26, 1996 Balance Sheet") and May 28, 1995 and the related consolidated statements of operations, common stockholders' equity and cash flows of RTM and its subsidiaries for the years then ended, certified by RTM's independent certified public accounts, copies of which have been delivered to the Beneficiaries, were prepared in accordance with generally accepted accounting principles, have been prepared from, and are consistent with, the books and records of RTM and its subsidiaries and fairly present in all material respects the consolidated financial position of RTM and its subsidiaries as at such dates and the consolidated results of operations and cash flows of RTM and its subsidiaries for the years then ended. The consolidated balance sheet of RTM and its subsidiaries as at November 10, 1996 and the related consolidated statements of operations and stockholders' equity of RTM and its subsidiaries for the 26 weeks then ended, copies of which have been delivered to the Beneficiaries, were prepared in accordance with generally accepted accounting principles, have been prepared from, and are consistent with, the books and records of RTM and its subsidiaries and fairly present in all material respects the consolidated financial position of RTM and its subsidiaries as at such date and the consolidated results of operations of RTM and its subsidiaries for the period then ended. No events which have had or could reasonably be expected to have a Material Adverse Effect on RTM have occurred since November 10, 1996.

                      10.7. Net Worth. The consolidated net worth of RTM as of the date hereof, computed in a manner consistent with the May 26, 1996 Balance Sheet is not less than $35 million.



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                                                                              17



               11. Covenants.

                      11.1. Financial Condition of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two. Each of the Guarantors agrees that the Beneficiaries shall have no obligation to disclose or discuss with any Guarantor their assessment, or such Guarantor's assessment, of the financial condition of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be. Each of the Guarantors represents and warrants that it has adequate means to obtain information from RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, on a continuing basis concerning the financial condition of RTM, Parent, Holdco, RTM Management, Newco One or Newco Two, as the case may be, and their ability to perform their obligations under the Transaction Documents, and each of the Guarantors covenants and agrees to keep informed of the financial condition of RTM, Parent, Holdco, RTM Management, Newco One and Newco Two, as the case may be, and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

                      11.2. Financial Statements and Other Reports. The Guarantors will deliver to each of the Beneficiaries:

                                    (i) as soon as available and in any event
within forty-five days after the end of each of the first three fiscal quarters of each year and the end of the fiscal year ending May 31, 1997 (the latter being herein called the "Stub Year"), (1) the consolidated balance sheets of each of RTM, Parent, Holdco, Newco One and Newco Two and their subsidiaries as at the end of such fiscal quarter and (2) the related consolidated statements of operations and stockholders' equity for such fiscal quarter or the Stub Year, as the case may be, in reasonable detail and certified by the chief financial officer of each of RTM, Parent, Holdco, Newco One and Newco Two that they were prepared in accordance with generally accepted accounting principles, consistently applied, have been prepared from and are consistent with, the books and records of each of RTM, Parent, Holdco, Newco One, Newco Two and their subsidiaries, and fairly present in all material respects the consolidated financial position of each of RTM, Parent, Holdco, Newco One, Newco Two and their respective subsidiaries, as at the dates indicated and the results of their operations for the periods indicated, subject only to changes resulting from audit and normal year-end adjustments;

                                    (ii) as soon as available and in any event
within ninety days after the end of each fiscal year (other than the Stub Year),
(1) the consolidated balance sheets of each of RTM, Parent, Holdco, Newco One, Newco Two and their respective subsidiaries as at the end of such fiscal year,
(2) the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, in reasonable detail and certified by the chief financial officer of each of RTM, Parent, Holdco, Newco One and Newco Two that they were prepared in accordance with generally accepted accounting principles, consistently applied, have been prepared from



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                                                                              18


and are consistent with, the books and records of each of RTM, Parent, Holdco, Newco, Newco One, Newco Two and their subsidiaries, and fairly present in all material respects the consolidated financial position of each of RTM, Parent, Holdco, Newco One, Newco Two and their respective subsidiaries, as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (3) a report thereon of Arthur Andersen & Co. or other independent certified public accountants of recognized national standing, which report shall express no doubts about the ability of each of RTM, Parent, Holdco, Newco One, Newco Two and their respective subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial positions of each of RTM, Parent, Holdco, Newco One, Newco Two and their respective subsidiaries as at the dates indicated and the results of their operations and their cash flows for the period indicated in conformity with generally accepted accounting principles applied on a consistent basis with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and

                                    (iii) together with each delivery of
financial statements pursuant to Sections 11.2(i) and (ii) above, (1) an officers' certificate of each of RTM, Parent, Holdco, RTM Management, Newco One and Newco Two stating that the signers have reviewed the terms of this Guaranty and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of each of RTM, Parent, Holdco, RTM Management and Newco One, and their subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the officers' certificate, of any condition or event which constitutes an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action each of RTM, Parent, Holdco, RTM Management and Newco One have taken, are taking and propose to take with respect thereto and (2) a compliance certificate demonstrating in reasonable detail compliance (as determined in accordance with generally accepted accounting principles, consistently applied) during and at the end of such accounting periods with the restrictions contained in Section 11.3.

                      11.3. Maintenance of Consolidated Net Worth. RTM shall not permit its consolidated net worth computed in accordance with generally accepted accounting principles as in effect from time to time hereafter (but excluding from the computation any after tax writeoffs of non-cash charges) shall be not less than $25 million.

                      11.4. Notice of Events. As soon as any Guarantor obtains knowledge thereof, such Guarantor shall give the Beneficiaries written notice of any condition or event which has resulted or might reasonably be expected to result in (i) a



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                                                                              19



Material Adverse Effect with respect to any of the Guarantors, (ii) a breach of, or noncompliance by any of the Guarantors with, any term, condition or covenant contained herein or in any other Transaction Document or (iii) an Event of Default.

                      11.5. Management Agreements. The Guarantors agree that each of the Beneficiaries is a third party beneficiary of the Management Agreements and Newco One, Newco Two and RTM Management shall not amend, modify, assign, alter, waive any provision of, or terminate, the Management Agreements without the prior written consent of Triarc Companies, Inc., which consent shall not be unreasonably withheld.

                      11.6. Board Member. Until the tenth anniversary of the date hereof, Parent and Holdco shall take any and all actions necessary to ensure that the Board of Directors of Newco One and the Board of Directors of Newco Two, or any successor to, or direct or indirect public parent of, Newco One and Newco Two, as the case may be, shall each always include at least one member who shall be designated by the Beneficiaries.

                      11.7. Dividends and Distributions. Parent, Holdco and Newco One agree that until the occurrence of the indefeasible payment in full and the complete performance of all obligations under the FFCA Loan Agreements, each of them shall not, without the prior written consent of each of the Beneficiaries, declare or pay, and Parent and Holdco will not permit Newco Two to declare or pay, any dividend, or make any other payment or distribution, of any kind to its respective shareholders or members on account of Parent's, Holdco's, Newco One's or Newco Two's equity or membership interests, as the case may be.

                      11.8. Mergers or Sales. Until the occurrence of the indefeasible payment in full and the complete performance of the Guaranteed Obligations hereunder, each of RTM, Parent, Holdco, RTM Management, Newco One and Newco Two will be prohibited from selling, transferring or otherwise conveying all or substantially all of its assets or merging or otherwise combining with any other entity, except for a merger that would not result in a Change of Control and is one of the following: (a) the merger of any two or more of the Guarantors, (b) the merger of Holdco with Newco One and (c) the merger of RTM with an unrelated entity so long as (i) RTM is the defacto survivor of such merger, and (ii) such merger does not result in a violation of the covenant contained in Section 11.3 hereof.

                      11.9. Development of New Restaurants. The Guarantors (including, without limitation, Parent and Holdco) shall not permit Newco Two to acquire, build or otherwise develop any Restaurants or other retail outlets of any kind, which are not owned by Newco Two on the date of this Guaranty, it being intended


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                                                                              20


that, as between Newco One and Newco Two, all development of new Restaurants or other retail outlets shall occur in Newco One.

               12. Events of Default. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                      12.1. Default in Transaction Documents; Other Defaults.
(i) Failure to make payment when due under the FFCA Loan Agreements, which failure shall have continued for a period longer than one-half of the number of days in the grace or cure period applicable to such payment under the FFCA Loan Agreements, (ii) failure by Newco One or Newco Two to pay when due any uncontested license fees or franchise fees to any Beneficiary, which failure shall have continued for more than twenty days after written notice, (iii) the validity or enforceability of this Guaranty or any of the Security Documents is challenged by any of the Guarantors or any of their Affiliates and such challenge is not effectively withdrawn within twenty days, (iv) this Guaranty and/or any of the Security Agreements referred to herein shall have been determined by any court having jurisdiction to be invalid or unenforceable against any of the Guarantors, (v) any violation of any of the covenants set forth in Sections 11.3, 11.5, 11.6, 11.7, 11.8 and 11.9 shall have occurred and such violation shall have continued for twenty days after written notice, (vi) any other failure or failures to pay any uncontested amounts required to be paid under the Transaction Documents if such payment or payments, alone or in the aggregate, equal $2 million or more, and such failure or failures to pay shall not have been remedied or waived by Triarc Companies, Inc. within thirty days after the date of written notice from one or more of the Beneficiaries or (vii) any failure or failures to pay $2 million or more when due under the Debt Documents other than the FFCA Loan Agreements, which failure shall have continued for a period longer than one-half of the number of days in the grace or cure period applicable to such payment under such Debt Documents.

                      12.2. Default in Other Agreements. Failure of any Guarantor or Newco Two to pay at final maturity any principal on one or more issues of indebtedness or contingent obligations of such Guarantor or Newco Two (other than the Assumed Liabilities) or breach or default by such Guarantor or Newco Two with respect to any other material term of any one or more issues of indebtedness or contingent obligations of such Guarantor or Newco Two or any agreement or instrument evidencing or securing such indebtedness or contingent obligations and such default or breach (i) if it is a payment default permits the acceleration of that indebtedness or contingent obligation prior to its stated maturity (whether or not such an acceleration occurs) or (ii) if it is a breach or default of a non-payment term, actually results in such an acceleration, and, in either case, the principal amount of such indebtedness or contingent obligation and all other such indebtedness or contingent obligations of Parent, Holdco, Newco One or Newco Two in respect of which there is a failure to pay principal or interest, or a default or breach that permits acceleration of indebtedness, which equals $5 million or more.



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                                                                              21



                      12.3. Involuntary Bankruptcy; Appointment of Custodian, Etc. A court of competent jurisdiction enters a bankruptcy order under any bankruptcy law that:

                              (i) is for relief against any of the Guarantors or Newco Two any material subsidiary of any of the Guarantors or Newco Two in an involuntary case or proceeding, or

                              (ii) appoints a custodian of any of the Guarantors or Newco Two or any material subsidiary of any of the Guarantors or Newco Two for all or substantially all of its properties, or

                              (iii) orders the liquidation of any of the Guarantors or Newco Two or any material subsidiary of any of the Guarantors or Newco Two, and in each case the order or decree remains unstayed and in effect for 90 days.

                      12.4. Voluntary Bankruptcy; Appointment of Custodian, Etc. Any of the Guarantors or Newco Two or any material subsidiary of any of the Guarantors or Newco Two pursuant to or within the meaning of any bankruptcy law:

                              (i) commences a voluntary case or proceeding, or

                              (ii) consents to the entry of a bankruptcy order for relief against it in an involuntary case or proceeding, or

                              (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, or

                              (iv) makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

                              (v) consents to the filing of a petition in bankruptcy against it, or

                              (vi) shall generally not pay its debts when such debts become due or shall admit in writing its inability to pay its debts generally.

                      12.5. Judgments and Attachments. Any money judgment, or post-judgment writ or warrant of attachment, or similar process involving in any individual case or in the aggregate at any time an amount in excess of $5 million (to the extent not covered by third-party insurance as to which the insurance company has



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                                                                              22


acknowledged coverage) shall be entered or filed against any of the Guarantors or Newco Two, or any of their respective properties or assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 90 days or in any event later than ten days prior to the date of any proposed sale thereunder.

                      12.6. Dissolution. Any order, judgment or decree shall be entered against any of the Guarantors or Newco Two or any material subsidiary of any of the Guarantors or Newco Two decreeing the dissolution or split-up of any of the Guarantors or Newco Two or any material subsidiary of any of the Guarantors or Newco Two and such order shall remain undischarged or unstayed for a period in excess of 60 days.

                      12.7. Business Interruption. Any of the Guarantors or Newco Two, or any material subsidiary of any of the Guarantors or Newco Two is required permanently to discontinue all or substantially all of the business, or is prevented from conducting all or substantially all of its business for a period of such prolonged duration as is likely to render it unable to fulfill its obligations under this Guaranty, whether by reason of (i) any injunction, order or decree of any tribunal, or (ii) material damage to, or the loss, theft or destruction of, any material portion of its assets, or (iii) any strike, lockout or other labor dispute, or (iv) any act of God or public enemy or other casualty or (v) the loss, suspension, forfeiture or inability to renew any license or permit essential to its business, provided, that to the extent that the loss, suspension, forfeiture or inability to renew any such license or permit is dependent upon a decision by any Beneficiary of this Guaranty, such Beneficiary's decision shall have been made in a manner substantially consistent with the standards applied by it in making similar decisions in respect of the granting, revoking, renewing, or refusing renewal of, licenses or permits of its other franchisees, generally.

                      12.8. Change of Control. The occurrence of a Change of Control of any of the Guarantors.

               THEN (i) upon the occurrence of any Event of Default described in the foregoing Sections 12.3 or 12.4, all of the amounts due under this Guaranty shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Guarantors, and (ii) upon the occurrence of any other Event of Default, any of the Beneficiaries shall, by written notice to the Guarantors, declare all of the amounts due under this Guaranty to be, and the same shall forthwith become, due and payable; provided, however, that if any declaration of acceleration under this Guaranty occurs solely because an Event of Default set forth in Section 12.2 has occurred and is continuing, such declaration of acceleration shall be automatically annulled if the holders of the indebtedness which are the subject of such Event of Default have rescinded their declaration of acceleration in respect of such indebtedness within thirty days of such



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                                                                              23



acceleration of such indebtedness and the Beneficiaries have received written notice thereof within such time and if no other Event of Default has occurred during such thirty-day period which has not been cured or waived in accordance with this Agreement. Nevertheless, if at any time after acceleration all Events of Default shall be remedied or waived, then the Beneficiaries shall, by written notice to Guarantors rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. In addition to the rights and remedies granted to the Beneficiaries pursuant to this Guaranty, the Beneficiaries have the rights and remedies granted to them pursuant to the Security Documents.

               13. Miscellaneous.

                      13.1. Survival of Warranties. All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Guaranty, and the execution and delivery of the Stock Purchase Agreement and the other Transaction Documents.

                      13.2. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, telex or similar writing) and shall be given to such party at its address set forth in the Stock Purchase Agreement and in the case of Parent, Newco One and Newco Two, c/o RTM, Inc. at 5995 Barfield Road, Atlanta, Georgia 30328.

                      13.3. No Waivers. No failure or delay by the Beneficiaries in exercising any right, power or privilege hereunder or under any other Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                      13.4. Expenses. Each of the Guarantors agrees to pay, or cause to be paid, on demand, and to save the Beneficiaries harmless against liability for, any and all costs and expenses (including, without limitation, fees and disbursements of counsel and fees, costs and expenses incurred in connection with any bankruptcy proceeding) incurred or expended by each of the Beneficiaries in connection with the enforcement, amendment, modification or waiver of or preservation of any rights under this Guaranty and the collection of amounts payable hereunder, and until so paid, such fees, costs, disbursements and expenses shall be added to, and constitute, Guaranteed Obligations.



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                                                                              24


                      13.5. Amendments and Waivers. This writing is intended by the Guarantors and the Beneficiaries as the final expression of this Guaranty and is also intended as a complete statement of the terms of their agreement with respect to the matters covered hereby. No amendment, modification, termination or waiver of any provision of this Guaranty, or consent to any departure by any Guarantor therefrom, shall in any event be effective without the written consent of each of the Beneficiaries.

                      13.6. Successors and Assigns; No Third Party
Beneficiaries. This Guaranty is a continuing guaranty and shall be binding upon the Guarantors and their successors and assigns; provided, however, that the Guarantors may not assign this Guaranty or any of the rights or obligations of the Guarantors hereunder without the prior written consent of the Beneficiaries. This Guaranty shall inure to the benefit of the Beneficiaries and their respective successors and assigns. Nothing contained in this Guaranty shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

                      13.7. APPLICABLE LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                      13.8. JURISDICTION.

                      (a) ANY ACTION OR PROCEEDING AGAINST THE GUARANTORS RELATING IN ANY WAY TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE GUARANTORS IRREVOCABLY CONSENTS TO THE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE GUARANTORS FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO EACH OF THE GUARANTORS AT ITS ADDRESS AS PROVIDED FOR NOTICES HEREUNDER. THE FOREGOING SHALL NOT LIMIT THE RIGHT OF ANY BENEFICIARY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING, OR TO OBTAIN EXECUTION OF ANY JUDGMENT, IN ANY OTHER JURISDICTION.

                      (b) THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING




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                                                                              25


UNDER OR RELATING TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT IN ANY COURT LOCATED IN ANY JURISDICTION CHOSEN BY THE BENEFICIARY IN ACCORDANCE WITH CLAUSE (A) OF THIS SUBSECTION, AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT A COURT LOCATED IN SUCH JURISDICTION IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION OR PROCEEDING.

                      (c) THE GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE UNITED STATES FEDERAL AND STATE LAW, ALL IMMUNITY (WHETHER ON THE BASIS OF SOVEREIGNTY OR OTHERWISE) FROM JURISDICTION, SERVICE OF PROCESS, ATTACHMENT (BOTH BEFORE AND AFTER JUDGMENT) AND EXECUTION TO WHICH IT MIGHT OTHERWISE BE ENTITLED IN ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS GUARANTY OR ANY OTHER TRANSACTION DOCUMENT IN THE COURTS OF THE STATE OF NEW YORK, OF THE UNITED STATES OR OF ANY OTHER COUNTRY OR JURISDICTION, AND THE GUARANTORS HEREBY WAIVE ANY RIGHT IT MIGHT OTHERWISE HAVE TO RAISE OR CLAIM OR CAUSE TO BE PLEADED ANY SUCH IMMUNITY AT OR IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

                      13.9. Severability. If any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                      13.10. Interpretation. Section headings in this Guaranty are included herein for convenience of reference only and shall not constitute a part of this Guaranty for any other purpose or be given any substantive effect. As used in this Guaranty, the words "including" and "include" mean including without limiting the generality of any description preceding such term.

                      13.11. Further Assurances. At any time or from time to time, upon the request of the Beneficiaries, the Guarantors shall execute and deliver such



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                                                                              26


further documents and do such other acts and things as the Beneficiaries may reasonably request in order to effect fully the purposes of this Guaranty.

               IN WITNESS WHEREOF, each of the Guarantors has executed this Guaranty by its duly authorized officer as of the date first above written.

                                    GUARANTORS:

                                    RTM, INC.

                                    By: /s/ Philip G. Skinner
                                        ----------------------------------------
                                        Name:  Philip G. Skinner
                                        Title: Vice President

                                    RTM HOLDING COMPANY, INC.

                                    By: /s/ Philip G. Skinner
                                        ----------------------------------------
                                        Name:  Philip G. Skinner
                                        Title: Vice President

                                    RTM PARTNERS, INC.

                                    By: /s/ Philip G. Skinner
                                        ----------------------------------------
                                        Name:  Philip G. Skinner
                                        Title: Vice President

                                    RTM MANAGEMENT CO., LLC
                                    By:  RTM Enterprises, Inc.,
                                         Managing Member

                                    By: /s/ Philip G. Skinner
                                        ----------------------------------------
                                        Name:  Philip G. Skinner
                                        Title: Vice President



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                                                                              27



                                    RTM OPERATING COMPANY

                                    By:  /s/ Philip G. Skinner
                                        ----------------------------------------
                                        Name:  Philip G. Skinner
                                        Title: Vice President




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